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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

Globalstar, L.P. and Globalstar Capital Corporation


     We consent to the use in Amendment No. 2 to Registration Statement No. 333-25461 of Globalstar, L.P. and Globalstar Capital Corporation of our reports dated February 24, 1997 on the consolidated financial statements of Globalstar, L.P., Globalstar Telecommunications Limited and Loral/Qualcomm Satellite Services, L.P. and the balance sheets of Globalstar Capital Corporation as of December 31, 1996 and 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


San Jose, California


June 23, 1997